UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MISONIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Shareholders

You are cordially invited to attend the Annual Meeting of Shareholders of Misonix, Inc., a New York corporation.

Date & Time:	Tuesday, May 7, 2019 at 10:00 A.M., local time

Location:	Misonix’s corporate offices, located at 1938 New Highway, Farmingdale, NY 11735

Record Date:	Misonix shareholders of record on the books of the Company at the close of business on March 20, 2019, the record date, are entitled to notice of, and to vote at, the Annual Meeting or at any postponement or adjournment thereof.

Mail Date:	We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about March 25, 2019 to our shareholders of record on the record date.

Agenda:

1.    To elect the five directors named in the proxy statement to serve until our 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal;

2.    To hold a non-binding advisory vote on the compensation of our named executive officers;

3.    To hold a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers;

4.    To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019; and

5.    To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Voting:	Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. Please vote your shares either electronically over the Internet or by telephone, or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Voting instructions are provided in the accompanying proxy statement and in the Notice of Internet Availability of Proxy Materials. By submitting your proxy promptly, you will save us the expense of further proxy solicitation. We encourage you to submit your proxy as soon as possible by Internet, by telephone or by signing, dating and returning all proxy cards or instruction forms provided to you.

By Order of the Board of Directors,

Joseph P. Dwyer
Secretary

Important Notice Regarding Internet Availability of Proxy
Materials for the Annual Meeting of Shareholders to Be Held on May 7, 2019:

The proxy materials for the Annual Meeting, including the Annual Report and the Proxy Statement, are available at http://www.cstproxy.com/misonix/2019

-i-

Table of Contents

(continued)

-ii-

1938 New Highway
Farmingdale, New York 11735

PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS
to be held on Tuesday, May 7, 2019

The 2019 Annual Meeting of Shareholders of Misonix, Inc., sometimes referred to as the “Company,” “we,” “our,” or “us,” will be held at 10:00 a.m. on Tuesday, May 7, 2019, at our corporate offices, located at 1938 New Highway, Farmingdale, NY 11735.

This proxy statement and accompanying form of proxy are being furnished to you as a shareholder of the Company and the form of proxy is being solicited by and on behalf of our Board of Directors, referred to as our Board, for use at the Annual Meeting and at any adjournments or postponements thereof. The approximate date on which this proxy statement and the enclosed form of proxy are being first mailed to shareholders is March 25, 2019.

What Are You Voting On?

You will be entitled to vote on the following proposals at the Annual Meeting:

•	Proposal 1: The election of the five directors nominated by the Board and named in this proxy statement to serve until the Company’s 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

•	Proposal 2: The non-binding advisory vote on the compensation of our named executive officers;

•	Proposal 3: The non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers;

•	Proposal 4: The ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019; and

•	Proposal 5: Any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Under the New York Business Corporation Law, shareholders are not entitled to dissenters’ rights with respect to the proposals set forth in this proxy statement.

Who Can Vote

The Board has set March 20, 2019 as the record date for the Annual Meeting. You are entitled to notice and to vote if you were a shareholder of record of our common stock, $.01 par value per share, or Common Stock, as of the close of business on the record date. You are entitled to one vote on each proposal for each share of Common Stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the record date there were 9,461,103 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The presence of the holders of a majority of the outstanding shares of our Common Stock entitled to vote constitutes a quorum, which is required to hold and conduct business at the Annual Meeting. Shares are counted as present at the Annual Meeting if:

•	You are present in person at the Annual Meeting; or

•	Your shares are represented by a properly authorized and submitted proxy (submitted by mail, by telephone or over the Internet).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Please see the subsection “If You Do Not Specify How You Want Your Shares Voted” below. In the absence of a quorum, the Annual Meeting may be adjourned, from time to time, by the chairman of the meeting or by the vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at such meeting.

How to Vote Your Shares

You may vote by attending the Annual Meeting and voting in person or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

If your shares are registered directly in your name in the records of the Company’s transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below.

Shares Held as a Record Holder. If you hold your shares of Common Stock as a record holder and you are viewing this proxy statement on the Internet, you may submit a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may submit a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.

Shares Held in Street Name. If you hold your shares of Common Stock in street name, you will receive a notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of this proxy statement and accompanying proxy card from your broker by following the instructions on the notice provided by your broker, bank, trust or other nominee.

The Internet and telephone voting facilities will close at 5:00 P.M., Eastern Time, on May 6, 2019. Stockholders who submit a proxy through the Internet or by telephone should be aware that they may incur costs to access the Internet or telephone, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the shareholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust or other holder of record by mail.

YOUR VOTE IS VERY IMPORTANT Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible in order to ensure that your shares are represented at the Annual Meeting

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you may request a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your broker, bank, trust or other nominee). Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

Changing Your Vote

As a shareholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) delivering a written notice of revocation to the attention of the Secretary of the Company at our principal executive offices at 1938 New Highway, Farmingdale, NY 11735, (ii) duly submitting a later-dated proxy over the Internet, by mail or by telephone or (iii) attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.

If You Receive More Than One Proxy Card or Notice

If you receive more than one proxy card or notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or notice you receive.

How Will Your Shares Be Voted

Stockholders of record as of the close of business on March 20, 2019 are entitled to one vote for each share of our Common Stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

If You Do Not Specify How You Want Your Shares Voted

As a shareholder of record, if you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want your shares voted, the proxy holder will vote your shares:

•	FOR the election of the five directors nominated by the Board and named in this proxy statement to serve until the Company’s 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

•	FOR the non-binding advisory vote on the compensation of our named executive officers;

•	FOR the recommendation, by non-binding advisory vote, of every one year as the frequency of future non-binding advisory votes on the compensation of our named executive officers; and

•	FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

•	with respect to any other matter that properly comes before the meeting, or any adjournment or postponement, as recommended by our Board, if no recommendation is given, they will vote in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board, the non-binding advisory vote to approve our executive compensation, or the non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no shareholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Vote Required and Recommendation of our Board

Proposal 1. The shareholders will vote to elect five directors to serve until our 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. The election of directors requires a plurality of the votes cast by the holders of Common Stock present and voting at the Annual Meeting, with the five nominees receiving the highest vote totals to be elected. Shareholders may vote “FOR” or “WITHHOLD AUTHORITY.” Votes indicating “WITHHOLD AUTHORITY” will be counted as a vote against the nominee. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote of Proposal 1. If your shares are held by your broker in “street name,” and you do not furnish voting instructions to your broker, your brokerage firm may not vote your shares on Proposal 1. Brokerage firms and nominees will not have the authority to vote their customers’ unvoted shares on Proposal 1 if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting.

Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. However, if any nominee should become unavailable for election prior to the Annual Meeting (an event that currently is not anticipated by the Board) the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board.

Our Board recommends that you vote FOR the
election of each of the five nominees for election to the Board

Proposal 2. To approve Proposal 2, the advisory vote on executive compensation, we must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting by our shareholders. For Proposal 2, a shareholder may indicate “FOR,” “AGAINST” or “ABSTAIN” on the proxy card. For purposes of determining the number of votes cast with respect to Proposal 2, only those votes cast “FOR” or “AGAINST” are included. Brokerage firms and nominees will not have the authority to vote their customers’ unvoted shares on Proposal 2 or to vote their customers’ shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting and therefore will have no effect on the outcome of the vote for Proposal 2. The vote on Proposal 2 is advisory only and not binding on the Company. Although this is advisory, we, our Board, and Compensation Committee of the Board value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Our Board recommends that you vote FOR the resolution to approve our executive compensation

Proposal 3. With respect to Proposal 3, the approval of the frequency of future non-binding advisory votes on the compensation of our named executive officers, such frequency will be determined by the favorable vote of a majority of votes cast unless none of the three frequency choices receives a majority, in which case the choice that receives the plurality of votes cast will be considered approved. For Proposal 3, the proxy card provides spaces for a shareholder to vote for the option of every one year, two years or three years as the frequency with which shareholders will have an advisory vote on executive compensation, or to abstain. Brokerage firms and nominees will not have the authority to vote their customers’ unvoted shares on Proposal 3 or to vote their customers’ shares if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting and therefore will have no effect on the outcome of the vote for this proposal. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders. This vote is advisory only and not binding on the Company or our Board. Our Board may decide that it is in the best interest of our shareholders and the Company to hold future executive compensation advisory votes more or less frequently, but will in no case hold them less frequently than every three years.

Our Board recommends that you vote FOR one year as the frequency of future advisory votes on the compensation of our named executive officers

Proposal 4. To approve Proposal 4, the ratification of the appointment of BDO USA, LLC as our independent registered public accounting firm for fiscal 2019, we must receive the affirmative vote of at least a majority of the votes cast at the annual meeting by our shareholders for each proposal. For Proposal 4, a shareholder may indicate “FOR,” “AGAINST,” OR “ABSTAIN” on the proxy card. For purposes of determining the number of votes cast with respect to this proposal, only those votes cast “FOR” OR “AGAINST” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting and therefore will have no effect on the outcome of the vote for this proposal. Brokerage firms and nominees have the authority to vote their customers’ unvoted shares on Proposal 4 as well as to vote their customers’ shares on this proposal where the customers have not furnished voting instructions within a specified period of time prior to the annual meeting.

Our Board recommends that you vote FOR the ratification of the appointment of
BDO USA, LLC as our independent registered public accounting firm for fiscal 2019

Proposal 5. Any other matter submitted to the shareholders will require the affirmative vote of a majority of the shares represented and entitled to vote, in person or by proxy, at the annual meeting, unless a greater percentage is required either by law or by our amended certificate of incorporation or bylaws. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting of shareholders. The Board is not currently aware of any such other matters. If any other matter does properly come before the annual meeting, the Board intends that the persons named in the enclosed form of proxy will vote on such matter in accordance with their judgment.

Tabulation of Votes and Inspector of Elections

All votes will be tabulated as required by New York law, the state of our incorporation, by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy, the notice and any additional information furnished to shareholders.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or staff members. No additional compensation will be paid to our directors, officers or staff members for such services.

- Proposal One - Election of Directors

Under our governing documents, our Board has the power to set the number of directors from time to time by resolution. We currently have five authorized directors serving on our Board; each is elected for a term of one year and until their successors are duly elected and qualified or until his or her earlier retirement, resignation, disqualification, removal or death. Based on the recommendation of our Nominating and Governance Committee, our Board has nominated each of the five director nominees set forth below to stand for re-election by our shareholders at the Annual Meeting. If re-elected each director will hold office until our annual meeting of shareholders to be held in 2020 and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. The following table contains information regarding each of the nominees for election to our Board:

Nominees to the Board

Nominee	Age	Director Since	Audit Committee	Compensation Committee	Nominating and Governance Committee
Dr. Charles Miner III	67	2005		M
Mr. Stavros G Vizirgianakis	48	2013
Mr. Patrick A McBrayer	67	2014	M	C	M
Mr. Thomas Patton	55	2015	C	M	M
Ms. Gwendolyn A. Watanabe	47	2018	M		C

“C” indicates Chair of the committee

“M” indicates member of the committee

Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. However, if any nominee should become unavailable for election prior to the Annual Meeting (an event that currently is not anticipated by the Board) the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board.

Vacancies on the Board (including any vacancy created by an increase in the size of the Board) may be filled by a majority of the directors remaining in office, even though less than a quorum of the Board. A vacancy created by the removal of a director by shareholders may be filled by the shareholders at the meeting at which the director is removed (or if not so filled, then by the remaining directors). A director elected to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

Business Experience and Qualifications of Director Nominees

The following provides certain biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led our Board to conclude that each nominee should serve on the Board at this time. There are no family relationships among any of our directors or among any of our directors and our executive officers.

Dr. Charles Miner III currently practices internal medicine in Darien, Connecticut. Dr. Miner is on staff at Stamford and Norwalk Hospitals and since 1982 has held a teaching position at Columbia Presbyterian Hospital. Dr. Miner received his M.D. from the University of Cincinnati College of Medicine in 1979 and received a Bachelor of Science from Lehigh University in 1974. Dr. Miner is an experienced physician and teacher in the medical field. He formerly served on the board of The Stamford Hospital Foundation Board. The Board believes his experience as a medical doctor and his corporate experience qualifies him to serve as a Director.

Mr. Stavros G. Vizirgianakis became our Interim Chief Executive Officer in September 2016 and its full-time President and Chief Executive Officer in December 2016. Mr. Vizirgianakis has a distinguished career in the medical devices field having worked for United States Surgical Corporation as director of sales for sub-Saharan Africa and later Tyco Healthcare in the capacity of General Manager South Africa. In 2006, Mr. Vizirgianakis co-founded Surgical Innovations, which has become one of the largest privately owned medical device distributors in the African region, and now part of the Johannesburg Stock Exchange listed entity Ascendis Health. In that capacity, Mr. Vizirgianakis acted as a distributor of the Company’s products. Mr. Vizirgianakis was Managing Director of Ascendis Medical from January 2014 through July 2016. Mr. Vizirgianakis also served on the board of Tenaxis Medical and is a strategic investor and advisor to numerous medical device startups and established companies in this field. Mr. Vizirgianakis has a degree in commerce from the University of South Africa. The Board believes Mr. Vizirgianakis’ industry knowledge, sales and marketing experience and his vast international business relationships qualify him to serve as a Director.

Mr. Patrick A. McBrayer has served since January 2016 as President and Chief Executive Officer of ACell Corporation, a surgery and wound care company. Mr. McBrayer previously served as President and Chief Executive Officer and as a director of privately-held AxioMed Spine Corporation from February 2006 to January 2015. AxioMed is a medical device company focused on restoring the natural function of the spine. Prior to joining AxioMed, he held positions with Xylos Corporation (medical biomaterials); Exogen, Inc. (treatment of musculoskeletal injury and disease); Osteotech, Inc. (tissue technology); and Johnson and Johnson Products, Inc. (healthcare products). Mr. McBrayer holds a B.S. in General Engineering from the United States Military Academy. The Board believes Mr. McBrayer’s industry knowledge and experience as a CEO qualifies him to serve as a Director.

Mr. Thomas M. Patton has served as President and Chief Executive Officer of CAS Medical Systems, Inc. and as a member of its Board of Directors since August 2010. He previously served as the CEO of Wright Medical Group, an orthopedic device company, located in Memphis, Tennessee, and as President of Novametrix Medical Systems, a patient-monitoring company, located in Wallingford, Connecticut. From 2003 to 2010, Mr. Patton acted as an advisor to the healthcare-focused private equity group of Ferrer Freeman & Company and, in that capacity, served as the interim CEO of Informed Medical Communications on a part-time basis in 2006 and 2007. Mr. Patton is a co-founder and CEO of QDx, Inc., a start-up company that developed a platform for hematology diagnostics beginning in 2003. Mr. Patton attended The College of the Holy Cross, where he majored in Economics and Accounting. After graduating magna cum laude from Georgetown University Law Center, Mr. Patton worked at the law firm of Williams & Connolly in Washington, D.C. Thereafter, he joined Wright Medical Group as its General Counsel where he served in various executive roles until being appointed CEO. The Board believes Mr. Patton’s industry knowledge, current and prior experience as a CEO and financial acumen and experience qualify him to serve as a director.

Ms. Gwendolyn A. Watanabe has over 25 years of financial and executive management experience in the medical device industry. Ms. Watanabe presently serves as the Vice President, Global Corporate Development and Strategy for Teleflex Incorporated, a publicly traded global provider of medical technology products, reporting to Teleflex’s Chief Executive Officer. She has led the Teleflex Global Corporate Development & Strategy team since 2013, specifically on strategic mergers & acquisitions. She also leads global strategic relationships for Teleflex. From July 2012 to July 2013, Ms. Watanabe served as Vice President of the Hotspur line of business for Teleflex’s Cardiac Care Division.

Ms. Watanabe joined Teleflex in July 2012 as a result of Teleflex’s acquisition of Hotspur Technologies, Inc. She served as President and Chief Executive Officer of Hotspur since 2009. Prior to this, she also served as a founding team member at Nellix Endovascular, Bacchus Vascular and AneuRx, all three of which were medical device start-up companies that were acquired. In addition, Gwen has been general partner of three venture funds and other private equity entities. Ms. Watanabe formerly served on the Board of Directors of Hotspur Technologies (acquired by Teleflex), NovaSom (still privately held) and Practice Fusion (acquired by Allscripts). She holds an M.S. in Mechanical Engineering from Stanford University in the Design Division with an emphasis on Biomechanical Design, as well as an MBA from Harvard Business School with a focus on Finance and Marketing. She also holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology where she simultaneously completed her pre-med requirements. The Board believes Ms. Watanabe’s executive experience, industry knowledge and technical background qualifies her to serve as a director.

Our Board recommends a vote FOR the Board nominees named in
Proposal One in this proxy statement.

Corporate Governance

Board Leadership and Structure

Since September 2016, our Board has operated without a formal chairman. Our Board does not have a specifically designated lead independent director. However, Mr. Patton has typically led the executive sessions of the Board and acts as a liaison between the directors and management. In addition, all directors have input into the preparation of agendas for Board meetings and topics of board discussion and oversight. Our Board believes this structure allows all of the directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. Our Board has determined that this leadership structure is appropriate given the size of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities.

Director Independence

Nasdaq listing standards require that a majority of the members of our Board be “independent,” as such term is defined by the Nasdaq listing standards, and to disclose in the proxy statement for each annual meeting those directors that our Board has determined to be independent. Based on such definition, our Board has determined that all directors other than Mr. Vizirgianakis, who is an officer of the Company, are independent.

Meetings of the Board of Directors

During the fiscal year ended June 30, 2018 (“fiscal 2018”), our Board held seven meetings and acted three times by unanimous written consent. No Director or any committee attended less than 75% of the aggregate of the total number of meetings of the Board or of a committee on which such member served during fiscal 2018.

Executive Sessions of Independent Members of the Board

During fiscal 2018, the independent members of our Board met in executive session, without members of management present, four times.

Committees of the Board

During fiscal 2018, the Board had three standing committees: the Audit Committee, Compensation Committee, and Nominating and Governance Committee. For fiscal 2018, a general description of the duties of these committees, their members and the number of times each committee met were as follows:

Audit Committee. The Audit Committee met five times in fiscal 2018 and did not act by unanimous written consent. The Audit Committee monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by our Board. The committee directly retains and recommends for shareholder approval an independent registered public accounting firm to conduct an annual audit of our financial statements and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews our quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of our independent registered public accounting firm and pre-approves audit and permissible non-audit services. It has primary oversight responsibility for our Compliance Program. During fiscal 2018, Messrs. Patton and McBrayer and our former director, Mr. John W. Gildea, served on the Audit Committee. Upon Mr. Gildea’s resignation from, and Ms. Watanabe’s appointment to, our Board on July 18, 2018, Ms. Watanabe was appointed to serve on the Audit Committee. Mr. Patton chairs the committee. Our Board has determined that each member of the committee serving during fiscal 2018 was independent as defined in Rule 10A-3 of the Securities and Exchange Commission and the listing standards of Nasdaq. Our Board has also determined that Mr. Patton qualifies as an “audit committee financial expert,” as that term is defined in Regulation S-K of the Securities and Exchange Commission, or SEC.

Compensation Committee. Our Compensation Committee met seven times in fiscal 2018 and did not act by unanimous written consent. The Compensation Committee oversees our executive and director compensation programs and policies and annually reviews all components of compensation to ensure that our objectives are appropriately achieved. These functions are not delegated to our officers or to third-party professionals, although the committee may from time to time retain third-party consultants to provide advice regarding compensation issues. The committee did not retain any such consultants during fiscal 2018. The committee also considers input from our executive officers, although final decisions regarding executive compensation are made by the committee. The committee also did not set percentage compensation goals against a peer group of companies, or benchmark, our executives’ compensation, though the availability to our executives of alternative employment opportunities is an important consideration in the compensation design process. Rather, the committee used its marketplace knowledge, background, experience and market information to make recommendations concerning executive compensation. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans and approves or recommends changes in these plans. It also approves bonus payments and grants under our stock plans for our executive officers. The committee also reviews officers’ potential for growth and, with our Chief Executive Officer, is responsible for succession planning. During fiscal 2018, the members of the Compensation Committee were, and continue to be, Messrs. McBrayer, Miner and Patton. Mr. McBrayer chairs the committee. Our Board has determined that each member of the committee serving during fiscal 2018 was independent as defined in the listing standards of Nasdaq.

Nominating and Governance Committee. Our Nominating and Governance Committee met once in fiscal 2018. The committee reviews, on a periodic basis, the overall effectiveness and/or appropriateness of our corporate governance and recommends improvements when necessary; assists our Board in identifying, screening, and reviewing individuals qualified to serve as directors in accordance with criteria approved by our Board and recommends to our Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; develops and recommends to our Board and oversees implementation of our policies and procedures for the receipt of shareholder suggestions regarding Board composition and recommendations of candidates for nomination by our Board; and assists our Board in disclosing information relating to functions of the committee as may be required in accordance with the Federal securities laws. During fiscal 2018, Messrs. McBrayer and Patton and our former director, Mr. John W. Gildea, served on the Audit Committee. Mr. Gildea chaired the committee in fiscal 2018. Upon Mr. Gildea’s resignation from, and Ms. Watanabe’s appointment to, our Board on July 18, 2018, Ms. Watanabe was appointed to serve on, and to chair, the Audit Committee. Our Board has determined that each member of the committee serving during fiscal 2018 was independent as defined in the listing standards of Nasdaq.

Each committee is governed by a written charter. Copies of each committee charter are available on our website at www.misonix.com.

Nomination of Directors

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to the members of our Board and others for recommendations, meetings to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and our Board.

In recommending candidates to the Board for nomination as directors, the Nominating and Governance Committee strives to identify individuals who bring a unique perspective to the Company’s leadership and contribute to the overall diversity of our Board. Although the Nominating and Governance Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Nominating and Governance Committee considers such characteristics together with the other qualities considered necessary by the Nominating and Governance Committee, such as requisite judgment, skill, integrity and experience, including experience in industries beyond healthcare. The Nominating and Governance Committee does not assign a particular weight to these individual factors. Rather, the Nominating and Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board.

Our Board does not currently prescribe any minimum qualifications for director candidates; however, the Nominating and Governance Committee will take into account a potential candidate’s experience, areas of expertise and other factors relevant to the overall composition of our board of directors.

Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director nominees by submitting the names of the candidate(s), together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least a year as of the date such recommendation is made, to the Nominating and Governance Committee, Attn: Corporate Secretary, Misonix, Inc., 1938 New Highway, Farmingdale, New York 11735. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications with Directors

Our annual meeting of stockholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our Board on appropriate matters. In addition, shareholders may communicate in writing with any particular director, any committee of our Board, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at 1938 New Highway, Farmingdale, New York 11735. Our Secretary will provide copies of written communications received at such address to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to our Board or an individual director include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our shareholders will be forwarded to the chair of the Nominating and Governance Committee. Correspondence addressed to the Board will be discussed at the next scheduled meeting of the Board, or as otherwise indicated by the urgency of the matter. The non-management Directors are: Messrs. McBrayer, Miner and Patton and Ms. Watanabe. From time to time, our Board may change the process by which shareholders may communicate with the Board or its members. We will post any changes in this process on our website or otherwise make a public disclosure.

Risk Oversight

The Board oversees Company functions in an effort to assure that Company assets are properly safeguarded, that appropriate financial and other controls are maintained, and that the Company’s business is conducted prudently and in compliance with applicable laws, regulations and ethical standards.

While the Board is responsible for risk oversight, Company management is responsible for managing risk. The Company has developed internal processes and an internal control environment to identify and manage risks and to communicate with the Board. The Board monitors and evaluates the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management.

The Audit Committee has responsibility for reviewing and overseeing the Company’s financial statements, including the integrity of the Company’s financial and disclosure controls, its legal compliance programs and procedures, and its procedures for identifying, evaluating and controlling material financial, legal and operational risk.

With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review, approve and oversee such transactions. See “Certain Relationships and Related Party Transactions” for a description of such related party transactions since the beginning of fiscal year 2018 or that are currently proposed.

Board Attendance at Annual Meetings of Shareholders

We have not established a formal policy regarding director attendance at our annual meetings of shareholders, but our directors generally do attend the annual meeting. The President presides at the Annual Meeting of Shareholders, and our bylaws provide that the Board will hold an annual meeting of the Board immediately following the annual meeting of shareholders (or if such meeting is adjourned, the final adjournment) at the same place of such meeting of shareholders. Accordingly, unless one or more members of our Board are unable to attend, all members of our Board are typically present for the annual meeting of shareholders. All of our Directors attended the Annual Meeting in 2018.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. We have made the Code of Ethics available on our website at www.misonix.com.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”) file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC. Based solely on our review of the copies of the forms we have received, we believe that all Reporting Persons, complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2018.

Audit Committee Report

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct audit or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent registered public accounting firm is in fact “independent”.

In accordance with its written charter, the Audit Committee assists our Board in fulfilling its responsibility to monitor the integrity of the accounting, auditing and financial reporting practices of the Company. Typically, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit our financial statements and such selection is subsequently presented to our shareholders for ratification.

The Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2018 with our management and has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 1301 “Communications With Audit Committees” as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from the independent registered public accounting firm to the Audit Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

Based on the review and discussions of the above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2018 for filing with the SEC.

Reported upon by the Audit Committee

Thomas M. Patton, Chair
Patrick A. McBrayer

Executive Officers

Executive Officers of Misonix

The following table contains information regarding each of our executive officers:

Name	Age	Title
Mr. Stavros G Vizirgianakis	48	President and Chief Executive Officer
Joseph P. Dwyer	63	Chief Financial Officer, Treasurer and Secretary
Sharon W. Klugewicz	51	Chief Operating Officer
Robert S. Ludecker	51	Senior Vice President, Global Sales and Marketing
Dan Voic	56	Vice President of Research and Development and Engineering
John J. Salerno	63	Vice President of Quality and Regulatory Affairs

Principal Occupation and Qualification of Executive Officers who are not Directors

Joseph P. Dwyer has served as our Chief Financial Officer since August 2017 and as our Treasurer and Secretary since September 2017, and previously served as Interim Chief Financial Officer from September 2016 to August 2017. From June 2015 to the present, Mr. Dwyer has provided financial consulting and advisory services to various companies, through the firms Dwyer Holdings and TechCXO. Prior thereto, from November 2012 until June 2015, he was Chief Financial Officer of Virtual Piggy, Inc., a publicly-traded technology company. Prior to joining Virtual Piggy, Mr. Dwyer served as chief financial officer of OpenLink Financial, Inc., a privately held company, which provides software solutions for trading and risk management in the energy, commodity, and capital markets. During 2011 and 2012, Mr. Dwyer was a member of the board of directors and chairman of the audit committee and served as interim chief administrative officer of Energy Solutions International, Inc., a privately-held company providing pipeline management software to energy companies and pipeline operators. From 2010 through 2011, Mr. Dwyer served as chief administrative officer of Capstone Advisory Group, LLC, a privately-held financial advisory firm providing corporate restructuring, litigation support, forensic accounting, expert testimony and valuation services. Mr. Dwyer served as a consultant to Verint Systems, Inc., a software company listed on the NASDAQ Global Market, from 2009 through 2010, assisting with SEC reporting and compliance. From 2005 through 2009, Mr. Dwyer served as chief financial officer and executive vice president of AXS-One Inc., a publicly traded software company. During 2004, Mr. Dwyer served as chief financial officer of Synergen, Inc., a privately held software company providing energy technology to utilities. Prior to 2004, Mr. Dwyer also served as chief financial officer and executive vice president of Caminus Corporation, an enterprise application software company that was formerly listed on the NASDAQ National Market, chief financial officer of ACTV, Inc., a digital media company that was formerly listed on the NASDAQ National Market, and chief financial officer of Winstar Global Products, Inc., a manufacturer and distributor of hair care, bath and beauty products until its acquisition by Winstar Communications, Inc. in 1995 when Mr. Dwyer went on to serve as senior vice president, finance of Winstar Communications. Mr. Dwyer received his BBA in Accounting from the University of Notre Dame in 1978 and is licensed as a Certified Public Accountant in the State of New York.

Ms. Klugewicz became Chief Operating Officer in March 2019. Prior to joining the Company, Ms. Klugewicz served from July 2018 to February 2019 as Chief Quality & Regulatory Affairs Officer for Chembio Diagnostic Systems, Inc. (“Chembio”), a manufacturer of diagnostic tests for infectious diseases. Prior to her role as Chief Quality & Regulatory Affairs Officer, Ms. Klugewicz served in various roles for Chembio, including President, Americas Region from September 2016 to June 2018, acting CEO from May 2017 to October 2017, Chief Operating Officer from May 2013 to August 2016 and Vice President, QA/QC/Technical Operations until April 2013. Prior to joining Chembio in September 2012, Ms. Klugewicz, held a number of executive positions at Pall Corporation, a world leader in filtration, separation and purification technologies, over her 21-year tenure there, including Sr. VP, Scientific & Laboratory Services, Sr. VP, Global Quality Operations in the Pall Life Sciences Division, as well as in Marketing Product Management, and Field Technical Services. Ms. Klugewicz holds an M.S. in Biochemistry from Adelphi University and a B.S. in Neurobiology from Stony Brook University.

Robert S. Ludecker became Senior Vice President of Global Sales and Marketing in May 2015. Prior to joining the Company as Global Vice President of Sales and Marketing in May 2013, Mr. Ludecker served from February 2011 to May 2013 as Vice President of Global Sales and Marketing for BioMimetic Therapeutics, a NASDAQ-listed biotechnology company, specializing in the development and commercialization of products which promote the healing of musculoskeletal injury and diseases, including orthopedic, spine, and sports medicine applications. Prior to BioMimetic, Mr. Ludecker served from February 2008 to February 2011 in a variety of senior sales and marketing leadership positions with Small Bone Innovations, a private New York City-based orthopedic company specializing in small bones, and Smith and Nephew, a leading U.K.-based global provider of orthopedic reconstruction implants and a broad portfolio of medical instruments and supplies. Mr. Ludecker holds a B.A. degree from Kenyon College.

Dan Voic became our Vice President of Research and Development and Engineering in January 2002. Prior thereto, he served as Engineering Manager and Director of Engineering with the Company. Mr. Voic has in excess of 15 years’ experience in both medical and laboratory and scientific products development. Mr. Voic holds an M.S. degree in mechanical engineering from Polytechnic University “Traian Vuia” of Timisoara, Romania and an M.S. degree in applied mechanics from Polytechnic University of New York.

John J. Salerno became our Vice President of Quality and Regulatory Affairs in March 2015. Prior to joining us, Mr. Salerno served from December 2012 to March 2015 as Senior Director of Quality Assurance for US Nonwovens Corp., a privately-held over the counter drug products, cosmetics, personal care and EPA surface disinfectant company. From May 2010 to December 2012, Mr. Salerno was a consultant for US Nonwovens. From 2006 to 2010, Mr. Salerno held the position of Vice President of Quality Assurance and Regulatory Affairs for International Technidyne Corporation. Prior to 2006, Mr. Salerno held the position of Vice President of Regulator Compliance and Reliability Engineering for Pall Life Sciences. Mr. Salerno holds a Master’s degree in Microbiology from Long Island University and a Bachelor’s degree in biology from Fordham University.

Executive officers are elected annually by, and serve at the discretion of, the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to:

•	Attract, motivate, retain and reward employees of outstanding ability;
•	Link changes in employee compensation to individual and corporate performance; and
•	Align employees’ interests with those of the Company’s shareholders.

The ultimate objective of our compensation program is to increase shareholder value. We seek to achieve these objectives with a total compensation approach which takes into account a competitive base salary, bonus pay based on the annual performance of the Company and individual goals and stock option and restricted stock awards.

The Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, has carefully considered the results of prior say-on-pay shareholder votes. Based upon the vote results at the most recent annual shareholders meeting, shareholders appear to be supportive of the Compensation Committee’s approach to the executive compensation program.

Base Salaries

Base salaries paid to executives are intended to attract and retain highly talented individuals. In setting base salaries, individual experience, individual performance, the Company’s performance and job responsibilities during the year are considered. Executive salaries are evaluated against local companies of similar size and nature. During the fiscal year ended June 30, 2018, Messrs. Vizirgianakis, Dwyer, Ludecker and Voic each received base salary increases of 3.0% based on performance.

Annual Bonus Plan Compensation

The Compensation Committee of the Board approves annual performance-based compensation. The purpose of the annual bonus compensation is to motivate executive officers and key employees. Target bonuses, based upon recommendations from the Chief Executive Officer, are evaluated and approved by the Compensation Committee for all management employees other than the Chief Executive Officer. The bonus recommendations are derived from individual and Company performance but not based on a specific formula and are discretionary. The Chief Executive Officer’s bonus compensation is derived from the recommendation of the Compensation Committee based upon the Chief Executive Officer’s performance and Company performance but is not based on a specific formula and is discretionary. Bonuses earned in fiscal 2018 based on performance were as follows: $167,000 to Mr. Vizirgianakis, $85,000 to Mr. Dwyer, $170,500 to Mr. Ludecker, and $39,000 to Mr. Voic. Mr. Wright’s performance-based compensation is commission based and he therefore did not participate in the bonus plan.

Equity Incentive Awards

Company executives are eligible to receive restricted stock and stock options (which gives them the right to purchase shares of common stock at a specified price in the future). These grants will vest based upon the passage of time, the achievement of performance metrics, or both. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by achieving increased value for shareholders and retaining key employees.

Stock option awards are intended to attract and retain highly talented executives, to provide an opportunity for significant compensation when overall Company performance is reflected in the stock price and to help align executives’ and shareholders’ interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees, including executive officers. We have adopted a number of equity compensation plans governing the grant of such stock options. All of our equity compensation plans have been approved by our shareholders.

Annual option grants to executive officers are made at the discretion of the Board or the Compensation Committee and may be in the form of incentive stock options (“ISOs”) up to the fullest extent permitted under tax laws, with the balance granted in the form of nonqualified stock options. The option grants are subject to the terms of the relevant plan. ISOs have potential income tax advantage for executives if the executive disposes of the acquired shares after satisfying certain holding periods. Tax laws provide that at the date of grant, the aggregate fair market value of ISOs that become exercisable for any employee in any year may not exceed $100,000.

Our current standard option vesting schedule for all employees is 25% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant.

The number of stock options granted in fiscal 2018 to the named executive officers, and their estimated fair value, were as follows:

Named Executive Officer	Grant Date	Number of Options Granted	Estimated Fair Value of Awards at Grant Date

Joseph P. Dwyer	8/21/2017	100,000	$582,770

Joseph P. Dwyer	11/2/2017	12,000	$66,238

Robert S. Ludecker	11/2/2017	24,000	$132,476

Dan Voic	11/2/2017	12,000	$66,238

Christopher H. Wright	11/2/2017	12,000	$66,238

The stock options awarded on August 21, 2017 had an exercise price of $10.20 (which was equal to the closing market price per share of our stock on the date of grant). The stock options awarded on November 2, 2017 had an exercise price of $10.25 (which was equal to the closing market price per share of our stock on the date of grant). All stock options in the above table provide for vesting at 25% per year on the first four year anniversary dates of the grant date, with a stated expiration date of ten years after grant.

Other Annual Compensation and Benefits

Although direct compensation, in the form of salary, non-equity incentive awards and long-term equity incentive awards provide most of the compensation to each Executive Officer, we also provide for the following items of additional compensation:

•	Retirement savings are provided by a 401(k) plan, in the same manner to all U.S. employees. This plan includes an employer matching contribution of 10% which is intended to encourage employees (including the chief executive officer) to save for retirement; and

•	Health, life and disability benefits are offered to our executive officers in the same manner to all of our U.S. employees. We provided additional life insurance, long term care policies and certain transportation expenses for our chief executive officer and each of our executive officers.

Transportation expenses are provided to executive officers, primarily in the form of an automobile allowance.

Compensation Committee Report

Our Compensation Committee has furnished the following report. The information contained in the “Compensation Committee Report” is not deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in to such filings.

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Securities Act with management. Based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 for filing with the SEC.

Compensation Committee

Patrick A. McBrayer
Dr. Charles Miner III
Thomas M. Patton

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, Messrs. McBrayer, Miner and Patton served as members of our Compensation Committee. No Member of our Compensation Committee is or was during fiscal year 2018 an employee or an officer of Misonix or its subsidiaries or was formerly an officer of Misonix.

Summary of Compensation

The table and footnotes below describe the total compensation for fiscal years ended June 30, 2018, June 30, 2017, and June 30, 2016 earned by the “named executive officers,” who are each of the persons who served as our principal executive officer and principal financial officer during fiscal 2018, and the three other most highly compensated individuals who were serving as executive officers of the Company on June 30, 2018, the last day of the fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal year Ended June 30,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)

Stavros Vizirgianakis	2018	$365,400	$167,000	$—	$—	$8,907	(1)	$541,307
President and Chief Executive	2017	$180,000	$103,125	$3,637,388	$—	$124,020		$4,044,533
Officer	2016	$—	$—	$—	$—	$—		$—

Joseph P. Dwyer	2018	$309,385	$85,000	$—	$649,008	$7,327	(1)	$1,050,720
Chief Financial Officer	2017	$285,000	$—	$—	$—	$—		$285,000
	2016	—	$—	$—	$—	$—		$—

Robert S. Ludecker	2018	$279,972	$170,500	$—	$132,476	$9,409	(1)	$592,356
Senior Vice President –	2017	$271,817	$82,500	$—	$264,250	$31,300		$649,867
Medical Global Sales and Marketing	2016	$263,900	$65,000	$—	$110,379	$8,194		$447,473

Dan Voic	2018	$191,088	$39,000	$—	$66,238	$11,843	(2)	$308,170
Vice President of Research	2017	$185,523	$22,000	$—	$76,781	$15,615		$299,919
and Development and Engineering	2016	$180,119	$25,000	$—	$128,776	$11,885		$345,780

Christopher H. Wright(3)	2018	$321,775	$—	$—	$66,238	$7,850	(1)	$395,863
Vice President - U.S. Sales	2017	$383,250	$—	$—	$232,714	$10,870		$626,834
	2016	$296,300	$—	$—	$55,190	$7,646		$359,136

(1)	Consists of a car allowance, life and long term care insurance coverage.

(2)	Consists of a car allowance, toll reimbursements and life and long term care insurance coverage.

(3)	Mr. Wright resigned from the Company effective February 1, 2019.

Grants of Plan Based Awards

The following table presents non-equity and equity awards granted to the named executive officers in fiscal year 2018.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2018

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base price of Option Awards ($/Share)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Joseph P. Dwyer	8/21/2017	—	100,000	$10.20	$582,770

Joseph P. Dwyer	11/2/2017	—	12,000	$10.25	$66,238

Robert S. Ludecker	11/2/2017	—	24,000	$10.25	$132,476

Dan Voic	11/2/2017	—	12,000	$10.25	$66,238

Christopher H. Wright	11/2/2017	—	12,000	$10.25	$66,238

(1)	Stock option awards were issued on August 21, 2017 to Mr. Dwyer pursuant to our 2017 Employee Equity Incentive Plan. Stock option awards were issued on November 2, 2017 pursuant to our 2017 Employee Equity Incentive Plan, except Mr. Wright, who received his grant from the 2012 Employee Equity Incentive Plan. All stock options in the above table provide for vesting at 25% per year on the first four year anniversary dates of the grant date, with a stated expiration date of ten years after grant.

(2)	This amount represents the Black-Scholes computation as of that date of award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held as of June 30, 2018 by our named executive officers.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Not Vested
Stavros G. Vizirgianakis			(1)	$—		107,200
			(1)			133,000
			(1)			133,000

Joseph P. Dwyer
	—	100,000	(2)	10.20	8/21/2027
	—	12,000	(3)	10.25	11/2/2027

Robert S. Ludecker
	10,000	—	(10)	4.68	9/10/2023
	26,250	8,750	(4)	7.67	9/9/2024
	60,000	20,000	(5)	12.77	5/14/2025
	15,000	15,000	(6)	9.38	8/18/2025
	7,750	23,250	(7)	6.76	11/3/2026
	7,500	22,500	(8)	9.53	12/6/2026
	—	24,000	(3)	10.25	11/2/2027

Dan Voic
	7,500	—		2.19	9/13/2021
	17,500	—		2.96	9/13/2022
	26,250	—		4.68	9/10/2023
	26,249	8,751	(4)	7.67	9/9/2024
	17,500	17,500	(7)	9.38	8/18/2025
	3,750	11,250	(8)	9.53	12/6/2026
	—	12,000	(3)	10.25	11/2/2027

Christopher H. Wright (9)
	7,500	2,500	(4)	7.67	9/9/2024
	7,500	7,500	(6)	9.38	8/18/2025
	3,750	11,250	(7)	6.76	11/3/2026
	8,750	26,250	(8)	9.53	12/6/2026
	—	12,000	(3)	10.25	11/2/2027

(1)	134,000 shares vesting in five equal installments on September 1, 2017, 2018, 2019, 2020 and 2021; 133,000 shares vest if both of the following conditions are satisfied simultaneously: (A) at any time prior to the third anniversary of the grant date, the most recent publicly reported trailing four (4) fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $35,000,000 and (B) the closing price of our Common Stock is at least $10.50 per share (subject to adjustment for stock splits, stock dividends and the like) for ten consecutive trading days; and 133,000 shares vest if both of the following conditions are satisfied simultaneously: (A) at any time prior to the fifth anniversary of the grant date, the most recent publicly reported trailing four fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $48,000,000 and (B) the closing price of our Common Stock is at least $13.00 per share (subject to adjustment for stock splits, stock dividends and the like) for ten (10) consecutive trading days.
(2)	Options issued 8/21/17 and vest equally over 4 years.
(3)	Options issued 11/2/17 and vest equally over 4 years.
(4)	Options issued 9/09/14 and vest equally over 4 years.
(5)	Options issued 5/14/2015 and vest equally on 11/14/2016, 5/14/2017, 5/14/2018 and 5/14/2019.
(6)	Options issued 8/18/2015 and vest equally over 4 years.
(7)	Options issued on 11/3/16 and vested equally over 4 years.
(8)	Options issued on 12/6/16 and vested equally over 4 years.
(9)	As a result of Mr. Wright’s resignation from the Company effective February 1, 2019, Mr. Wright must exercise or forfeit any vested options by May 1, 2019.
(10)	Options issued on 9/10/13 and vest equally over 4 years.

Stock Option Exercises

The following table shows all stock option exercises during fiscal 2018 by the named executive officers.

OPTION EXERCISES IN FISCAL 2018

Name of Executive Officer	Exercise Date	Number of Shares Acquired	Value Realized on Exercise (1)
Stavros Vizirgianakis	9/21/2017	7,500	$18,713

(1)	Amounts reflect the difference between the exercise price of the options and the market value of the shares acquired upon exercise. Market values are based on the closing price per share of our Common Stock on the NASDAQ Global Market on the date of exercise.

Employment and Severance Agreements

Vizirgianakis Employment Agreement

On December 15, 2016, we entered into an Employment Agreement (the “Vizirgianakis Agreement”) with Stavros G. Vizirgianakis pursuant to which Mr. Vizirgianakis serves as our full time President and Chief Executive Officer. Mr. Vizirgianakis had been serving on an unpaid basis as interim Chief Executive Officer of the Company since September 2, 2016. Mr. Vizirgianakis continues to serve as a member of our Board.

Pursuant to the Vizirgianakis Agreement, Mr. Vizirgianakis’ initial term of employment runs through September 13, 2019, provided that the term will be automatically renewed and extended for consecutive one year renewal terms, unless either party sends to the other party a notice of non-renewal at least 90 days prior to the expiration of the initial term or any then-current renewal term. Mr. Vizirgianakis will receive an annual base salary of not less than $360,000 per annum, subject to review by our Board at least annually for increase but not for decrease. Mr. Vizirgianakis is also eligible to receive annual bonuses in the discretion of our Board. The Vizirgianakis Agreement also provides for a one-time $10,000 moving allowance and reimbursement of counsel fees relating to visa matters and the negotiation of the Vizirgianakis Agreement. If we terminate Mr. Vizirgianakis’ employment without cause (as defined in the Vizirgianakis Agreement), the Company provides a notice of non-renewal, or Mr. Vizirgianakis terminates his employment for good reason (as defined in the Vizirgianakis Agreement), Mr. Vizirgianakis shall be entitled to receive (i) a lump-sum cash payment from the Company in an amount equal to 1.5 times the annual base salary as is in effect immediately prior to the date of such termination, and (ii) continuation of all employee benefits and fringe benefits to which he was entitled under the Vizirgianakis Agreement immediately prior to such termination of employment for a period of 18 months following the termination of employment. The Vizirgianakis Agreement also contains non-competition and non-solicitation covenants from Mr. Vizirgianakis during the term of employment and for a period of 18 months thereafter.

In conjunction with the execution of the Vizirgianakis Agreement, Mr. Vizirgianakis received grants of an aggregate of 400,000 shares of restricted stock pursuant to the Company’s 2014 Employee Equity Incentive Plan (the “Plan”) as follows: (i) a grant of 134,000 shares vesting in five equal installments on September 1, 2017, 2018, 2019, 2020 and 2021; (ii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the third anniversary of the grant date, the most recent publicly reported trailing four fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $35,000,000 and (B) the closing price of our Common Stock is at least $10.50 per share (subject to adjustment for stock splits, stock dividends and the like) for ten consecutive trading days; and (iii) a performance grant of 133,000 shares which vests if both of the following conditions are satisfied simultaneously: (A) at any time prior to the fifth anniversary of the grant date, the most recent publicly reported trailing four fiscal quarter revenue of the Company (exclusive of the impact of any acquisitions after the grant date) is at least $48,000,000 and (B) the closing price of our Common Stock is at least $13.00 per share (subject to adjustment for stock splits, stock dividends and the like) for ten consecutive trading days. The aforementioned performance grants will vest on a change of control in accordance with the Plan only if the applicable share price threshold is met in such transaction.

Dwyer Employment Agreement

On August 21, 2017, the Company entered into an Employment Agreement (the “Dwyer Agreement”) with Joseph P. Dwyer pursuant to which Mr. Dwyer serves as our full time Chief Financial Officer. Mr. Dwyer had been serving as Interim Chief Financial Officer of the Company since September 13, 2016.

Pursuant to the Dwyer Agreement, Mr. Dwyer’s initial term of employment runs through August 21, 2019, provided that the term shall be automatically renewed and extended for consecutive one year renewal terms, unless either party sends to the other party a notice of non-renewal at least 90 days prior to the expiration of the initial term or any then-current renewal term. Mr. Dwyer will receive an annual base salary of not less than $275,000 per annum, subject to review by the Board at least annually for increase but not for decrease. Mr. Dwyer is also eligible to receive annual bonuses in the discretion of the Board. If we terminate Mr. Dwyer’s employment without cause (as defined in the Dwyer Agreement), we provide a notice of non-renewal, or Mr. Dwyer terminates his employment for good reason (as defined in the Dwyer Agreement), Mr. Dwyer will be entitled to receive (i) a lump-sum cash payment from the Company in an amount equal to 100% of his annual base salary and (ii) continuation of all employee benefits and fringe benefits to which he was entitled under the Dwyer Agreement immediately prior to such termination of employment for a period of 12 months following the termination of his employment. The Dwyer Agreement also contains non-competition and non-solicitation covenants from Mr. Dwyer during the term of employment and for a period of 12 months thereafter.

In conjunction with the execution of the Dwyer Agreement, Mr. Dwyer received a grant of a ten-year stock option to purchase 100,000 shares (the “Dwyer Stock Option Award”) of our Common Stock, under the Misonix, Inc. 2017 Equity Incentive Plan or another equity plan adopted by the Board and approved by the Company’s shareholders. The Dwyer Stock Option Award has an exercise price of $10.20 per share, which equals the fair market value as defined in the plan and vests and becomes exercisable in four equal annual installments from the date of grant.

Dwyer Consulting Agreement

On September 13, 2016, we appointed Joseph Dwyer as our interim Chief Financial Officer, reporting to our Chief Executive Officer and Audit Committee. We entered into a Consulting Agreement, dated September 13, 2016, with Dwyer Holdings LLC (“Dwyer Co.”) to provide Mr. Dwyer’s services to the Company (the “Dwyer Consulting Agreement”). The Dwyer Consulting Agreement was in effect for a one year period, cancellable by either party upon five days’ notice any time after the initial two months of the term. Dwyer Co. was paid $30,000 per month for Mr. Dwyer’s services. On October 25, 2016, the Company entered into Amendment No. 1 to Consulting Agreement (the “Amendment”) with Dwyer Holdings LLC. The Amendment amended the Dwyer Consulting Agreement solely to: (i) require that the Company provide Mr. Dwyer with coverage under its directors’ and officers’ liability policy that is no less favorable than the coverage then provided to any other present or former executive, officer or director of the Company during the term of the Dwyer Consulting Agreement and for a period of at least five years thereafter and (ii) provide that should Mr. Dwyer be required or requested by the Company to provide documentary evidence or testimony in connection with any claim or legal matter arising from or connected with the services provided under the Dwyer Agreement, the Company shall pay all reasonable expenses (including fees of legal counsel) in complying therewith and, following the term of the Dwyer Consulting Agreement, $400 per hour for sworn testimony or preparation therefor payable in advance. The Dwyer Consulting Agreement was superseded by the Dwyer Agreement described above.

Executive Severance Agreements

On September 15, 2016, we entered into a letter agreement with Robert S. Ludecker (the “Ludecker Agreement”) which provides that in the event (i) Mr. Ludecker’s employment with the Company is terminated by the Company on or before September 15, 2018 for any reason other than for Cause (as defined in the Ludecker Agreement), the Company will pay him a one-time additional payment equal to 12 months annual base salary and (ii) of a Change in Control of Misonix (as defined in the Ludecker Agreement) and his employment by the Company or the acquiring company ceases (x) involuntarily or (y) voluntarily in accordance with the terms of the Ludecker Agreement, Mr. Ludecker will be entitled to a one-time additional compensation equal to 12 months annual base salary. The Ludecker Agreement contains standard provisions regarding (i) execution of a release and covenant not to sue; (ii) cooperation; (iii) confidentiality; (iv) non-competition; (v) non-solicitation; and (vi) non-disparagement.

Summary of Potential Payments Upon Termination or Following a Change-In-Control

Severance Agreement and Severance Payments

Except as described above, we did not have severance agreements with any of our Executive Officers during fiscal 2018.

Change-in-Control and Change-in-Control Payments

In the event of a change-in-control, we are required to make certain change-in-control payments to Mr. Ludecker and Mr. Voic under the terms of the change-in-control agreements. The agreements provide for 12 months base salary upon change in control of the Company. In addition, all stock options and restricted stock granted to each of our named executive officers will accelerate upon a change in control.

The following table shows the benefits which would be received by each of our named executive officers for severance and change-in-control events (data with respect to equity awards assumes at change of control at June 30, 2018):

	Severance Payments			Change-in-Control Payments
	Salary	Employee Benefits	Total	Salary	Employee Benefits	Equity Awards	Total

Stavros G. Vizirgianakis	$556,200	$32,040	$588,240	$—	$—	$4,627,680	$4,627,680

Joseph P. Dwyer	$141,625	$10,000	$151,625	$—	$—	$245,800	$245,800

Robert S. Ludecker	$284,109	$—	$284,109	$284,109	$—	$646,040	$930,149

Dan Voic	$—	$—	$—	$193,912	$—	$784,600	$978,512

Christopher H. Wright(1)	$—	$—	$—	$—	$—	$303,625	$303,625

(1)	Mr. Wright resigned from the Company effective February 1, 2019.

Tax deductibility of Executive Compensation

Section 162 (m) of the Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In fiscal 2018, there was no executive officer’s compensation that exceeded $1,000,000 other than Mr. Dwyer, who’s compensation was $1,050,720 for fiscal 2018.

Equity Plans

As of June 30, 2018, the Company had the following stock plans with options or other grants outstanding or available for issuance:

Plan	Initial Shares	Granted	Exercised	Expired / Forfeited	Outstanding	Available For Issuance

2001 Employee Stock Option Plan	1,000,000	1,251,261	376,368	868,955	5,938	—
2005 Employee Equity Incentive Plan	500,000	547,125	490,550	48,925	7,650	—
2005 Non Employee Director Stock Option Plan	200,000	195,000	112,500	37,500	45,000	—
2009 Employee Equity Incentive Plan	500,000	624,925	386,350	125,600	112,975	675
2009 Non Employee Director Stock Option Plan	200,000	225,000	56,250	75,000	93,750	50,000

Plan	Initial Shares	Granted	Exercised	Expired / Forfeited	Outstanding	Available For Issuance

2012 Employee Equity Incentive Plan	500,000	695,000	122,370	196,000	376,630	1,000
2012 Non Employee Director Stock Option Plan	200,000	222,500	3,750	45,000	173,750	22,500
2014 Employee Equity Incentive Plan	750,000	505,000	3,625	158,875	342,500	3,875
2017 Equity Incentive Plan	750,000	172,000	—	—	172,000	578,000

Total					1,330,193	656,050

Director Compensation

Director Compensation For Fiscal 2018

Directors are compensated through payment of a cash fee and annual stock option grants. In fiscal 2018, each non-employee director received an annual fee of $35,000 and the Chairman of the Audit Committee received $45,000. Each non-employee director is also reimbursed for reasonable expenses incurred while traveling to attend meetings of our Board and Board committees, and while traveling in furtherance of the Company’s business.

In addition, our equity incentive plans provide the flexibility for us to grant our directors equity-based awards, including stock options and shares of restricted stock. On February 17, 2018, we granted each of our non-employee directors, who were members of the Board at the time, options to purchase the Company’s common stock at an exercise price of $9.69 a share, which options vested on October 17, 2018, in the following amounts: for Mr. Patton, options to purchase 22,500 shares of common stock and for Dr. Miner and Mr. McBrayer, options to purchase 15,000 shares of common stock.

The following table sets forth information with respect to the compensation of our directors for fiscal 2018.

DIRECTOR COMPENSATION FOR THE 2018 FISCAL YEAR

	DIRECTOR COMPENSATION FOR THE 2018 FISCAL YEAR
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
John W. Gildea (1)	$35,000	74,905	$109,905
Dr. Charles Miner III	$35,000	74,905	$109,905
Thomas M. Patton	$45,000	112,357	$157,357
Patrick A. McBrayer	$35,000	99,873	$134,873

(1)          Mr. Gildea resigned from our Board on July 18, 2018, at which time Ms. Watanabe was appointed to our Board. Upon her appointment to our Board, Ms. Watanabe received a stock option grant, exercisable for 20,000 shares at an exercise price of $13.50 per share.

Outstanding options at June 30, 2018 were as follows: Mr. Gildea - 105,000 shares, Dr. Miner - 90,000 shares, Mr. McBrayer - 50,000 shares, and Mr. Patton - 37,500 shares.

Security Ownership

The following table sets forth as of March 20, 2019, certain information with regard to the ownership of our Common Stock by (i) each beneficial owner of 5% or more of our Common Stock; (ii) each director; (iii) each executive officer named in the “Summary Compensation Table” above; and (iv) all executive officers and directors of the Company as a group. Unless otherwise stated, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned		Percent Of Class

Stavros G. Vizirgianakis	1,665,328	(2)	16.4%
South Africa Alpha Capital Management Ltd. and Praesidium Capital Management (Pty) Ltd.	499,700	(3)	4.9%
Patrick A. McBrayer	46,250	(4)	*
Charles Miner	115,632	(5)	1.1%
Thomas M. Patton	38,750	(6)	*
Gwendolyn A. Watanabe	—		*
Joseph P. Dwyer	29,300	(7)	*
Robert S. Ludecker	166,886	(8)	1.6%
Dan Voic	261,894	(9)	2.6%
Christopher H. Wright	0	(10)	*

All executive officers and Directors as a group (Eleven people)	2,834,240	(12)	27.9%

* Less than 1%

(1)	Except as otherwise noted, the business address of each of the named individuals in this table is c/o MISONIX, INC., 1938 New Highway, Farmingdale, New York 11735.
(2)	Includes 26,250 shares which Mr. Vizirgianakis has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(3)	Based upon information set forth in a Schedule 13G Amendment No. 1 filed with the SEC on January 28, 2019, by South Africa Alpha Capital Management Ltd. (“SAACM”) and Praesidium Capital Management (Pty) Ltd. (“PCM”). SAACM and PCM each hold shared voting and dispositive power over all of the indicated shares. SAACM’s business address is 69 Front Street, Hamilton, Bermuda, HM12; PCM’s business address is The Terraces, Block G, Steenberg Office Park, Silverwood Close, Tokai, Cape Town, South Africa.
(4)	Includes 46,250 shares which Mr. McBrayer has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(5)	Includes 86,250 shares which Dr. Miner has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(6)	Includes 33,750 shares which Mr. Patton has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(7)	Includes 28,000 shares which Mr. Dwyer has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(8)	Includes 157,443 shares which Mr. Ludecker has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(9)	Includes 122,999 shares which Mr. Voic has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(10)	Mr. Wright resigned his employment from the Company on February 1, 2019.
(11)	Includes 10,500 shares which Mr. Voic has the right to acquire upon exercise of stock options which are exercisable within 60 days.
(12)	Includes 528,620 shares which such persons have the right to acquire upon exercise of stock options which are exercisable within 60 days.

- Proposal Two - Non-Binding Advisory Vote to Approve THE COMPENSATION OF OUR NAMES EXECUTIVE OFFICERS

We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities and Exchange Act of 1934, as amended.

As discussed in the Compensation Discussion and Analysis above and in the Compensation Disclosure Tables that follow, our executive compensation program is designed to attract, retain, and reward capable employees who can contribute to our success. We believe that our executive compensation program is reasonable, competitive, and focused on the principle of pay for performance. To that end, compensation is based on a mix of base salary, performance-based annual and long-term incentives, and benefits and perquisites. Furthermore, we seek to maintain levels of compensation that are competitive with similar companies in our industry. We believe that the fiscal 2018 compensation of our named executive officers was appropriate and aligned with our fiscal 2018 results.

The say-on-pay vote gives shareholders the opportunity to indicate their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers disclosed and the compensation philosophy, policies, and practices disclosed in this proxy statement. Accordingly, our Board is seeking shareholder approval of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the ‘Compensation Discussion and Analysis’ and the related accompanying tabular and narrative disclosure included in the Company’s Proxy Statement for the fiscal 2019 Annual Meeting of Shareholders.”

As an advisory vote, this proposal is not binding upon the Company or our Board. Nevertheless, the Compensation Committee of our Board, which is composed solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the shareholder vote on this matter, along with the other expressions of shareholders views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affection the executive compensation program. The next shareholder advisory vote on executive compensation of our named executive officers will take place at the Annual Meeting of Shareholders that our shareholders approve pursuant to Proposal 3 in this proxy statement.

Our Board recommends a vote FOR
the proposal to approve the compensation
of our named executive officers as disclosed in this proxy statement.

- Proposal Three - Non-Binding Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

In addition to providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, in this Proposal No. 3, we are asking our shareholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Shareholders may vote for a frequency of every one, two, or three years, or may abstain.

Our Board will take into consideration the outcome of this vote in making a determination of the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our Board may decide that it is in the best interests of our shareholders and the Company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.

Since 2013, we have held annual advisory votes on executive compensation, consistent with the vote of our shareholders. After careful consideration, our Board believes that an executive compensation advisory vote should be held annually, and therefore our Board recommends that you vote for a frequency of every one year for future executive compensation advisory votes. Our Board believes that an annual executive compensation advisory vote will facilitate more direct shareholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our shareholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote once every year, every two years or every three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our Board.

Our Board recommends that you vote FOR
one year as the frequency of future advisory votes
on the compensation of our named executive officers.

- Proposal Four - Approval of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected BDO USA, LLP to serve as our independent registered public accounting firm for the 2018 fiscal year. BDO USA, LLP will audit our consolidated financial statements for the 2018 fiscal year and perform other services. While shareholder ratification is not required by our bylaws or otherwise, our Board, at the direction of the Audit Committee, is submitting the selection of BDO USA, LLP to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain BDO USA, LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm as the independent registered public accounting firm for the Company for the year ending June 30, 2019 at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

A representative of BDO USA, LLP is expected to be available either personally or by telephone at the Annual Meeting to respond to appropriate questions from shareholders and will be given the opportunity to make a statement if he or she desires to do so.

Change in Independent Registered Public Accounting Firm

On November 9, 2017, the Company dismissed Grant Thornton LLP (“Grant Thornton”) effective immediately as its independent registered public accounting firm (after receiving approval of the Audit Committee). Grant Thornton’s reports on our consolidated financial statements as of and for the fiscal years ended June 30, 2017 and June 30, 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years ended June 30, 2017 and June 30, 2016 and the subsequent interim period through November 9, 2017, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except that the opinion of Grant Thornton with respect to the Company’s internal control over financial reporting as of June 30, 2016 was adverse, because of the effect of certain material weaknesses described therein, and reported that we had not maintained effective internal control over financial reporting as of June 30, 2016.

We provided Grant Thornton with a copy of the above disclosures and requested that Grant Thornton furnish a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made herein. A copy of Grant Thornton’s letter dated November 13, 2017 was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission November 13, 2017.

On November 13, 2017, we engaged BDO USA, LLP (“BDO”) as our new independent registered public accounting firm for the fiscal year ending June 30, 2018 (after receiving approval of the Audit Committee).

During the Company’s two most recent fiscal years ended June 30, 2017 and June 30, 2016 and the subsequent interim period through November 13, 2017, neither the Company nor anyone on its behalf has consulted with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

BDO billed the Company $275,000 and $0 in the aggregate for services rendered for the audit of the Company’s 2018 and 2017 fiscal years, respectively, and the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the Company’s 2018 and 2017 fiscal years, respectively.

Audit-Related Fees

BDO billed the Company $43,700 and $0 for audit-related services as defined by the SEC for the fiscal years ended June 30, 2018 and 2017.

Tax Fees and All Other Fees

BDO did not provide any tax services or other services to the Company during the fiscal years ended June 30, 2018 and 2017.

Policy on Pre-approval of Independent Registered Public Accounting Firm Services

The charter of the Audit Committee provides for the pre-approval of all audit services and all permitted non-audit services to be performed for Misonix by the independent registered public accounting firm, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing audit-related services, tax services and other services. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Our Board recommends a vote FOR
the proposal to approve the appointment
of BDO USA, LLP as the Company’s independent registered public accounting firm

Shareholder Proposals

Eligibility to Submit a Proposal

Under Rule 14a-8 promulgated under the Exchange Act, in order to be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of our Common Stock entitled to be voted on the proposal at the meeting for at least one year by the date you submit the proposal. You must continue to hold those securities through the date of the meeting.

Inclusion in Next Year’s Proxy Statement

A shareholder who desires to have his or her proposal included in our proxy statement for our annual meeting of shareholders to be held in 2020 must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on November 26, 2019.

Presentation at Meeting

Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify us at the address below at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxy holders will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to our 2020 annual meeting of shareholders, if we are not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in our proxy statement, by February 9, 2020, the management proxy holders will be allowed to use their discretionary authority with respect to the voting of proxies.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OrthoXact Proprietary Limited (“OrthoXact”) (formerly Applied BioSurgical) is an independent distributor for the Company in South Africa. The chief executive officer of OrthoXact is also the brother of Stavros G. Vizirgianakis, the CEO of Misonix, Inc. The terms of the distributor agreement are believed by management of the Company to be no less favorable than terms that could be obtained by the Company from unrelated parties for comparable services.

Set forth below is a table showing the Company’s net revenues for the years ended June 30 and accounts receivable at June 30 for the indicated time periods below with OrthoXact:

	For the years ended June 30:
OrthoAct	2018	2017	2016

Sales	$999,719	$580,888	$559,787
Accounts receivable	$239,062	$192,984	$272,421

On October 25, 2016, the Company sold 761,469 shares of Common Stock in a private placement to Stavros G. Vizirgianakis, the Company’s current Chief Executive Officer, at a price per share of $5.253, representing total cash proceeds to the Company of approximately $4.0 million. The price per share represented approximately 102% of the consolidated closing bid price as reported by The Nasdaq Stock Market on October 24, 2016.

annual report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2017 has been provided to all shareholders. Shareholders are referred to the Annual Report for financial and other information about the Company, but the Annual Report is not incorporated in this proxy statement and is not part of the proxy soliciting material.

Other Business

As of the date of this proxy statement, our Board does not know of any business other than that specified above to come before the Annual Meeting, but, if any other business does lawfully come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote in regard thereto in accordance with their judgment.

Solicitation of Proxies

We will pay the cost of soliciting proxies in the accompanying form and as set forth below. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, email or personal interview without additional remuneration therefor.

By Order of the Board of Directors,

Joseph P. Dwyer
Secretary

Dated:	March 25, 2019

Farmingdale, New York

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

MISONIX, INC.	2019 Annual Meeting of Shareholders May 7, 2019, 10:00 A.M. local time This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3.

1. Election of Directors (1) Stavros G. Vizirgianakis (2) Patrick A. McBrayer (3) Thomas M. Patton (4) Gwendolyn H. Watanabe (5) Charles Miner III	FOR all Nominees listed to the left ☐	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐

3. Advisory vote on the frequency (every one, two or three years) of future Say-on-Pay votes, compensation of our named executive officers.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

4. Ratification of independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

2. Advisory vote on the approval of compensation of our named executive officers (the “Say-on-Pay vote”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature	Signature, if held jointly	Date	, 2019.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy

Materials for the Annual Meeting of Shareholders

The 2019 Proxy Statement and the 2018 Annual Report to

Shareholders are available at: http://www.cstproxy.com/misonix/2019

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MISONIX, INC.

The undersigned appoints Stavros G. Vizirgianakis and Thomas M. Patton, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of MISONIX, INC. held of record by the undersigned at the close of business on March 20, 2019 at the Annual Meeting of Stockholders of MISONIX, INC. to be held on May 7, 2019, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2 AND PROPOSAL 4, AND 1 YEAR ON PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)